Exhibit 99.1

New York, May 13, 2013

ING U.S. Prices Offering of $750 Million of Junior Subordinated Debt Securities

ING U.S., Inc. (NYSE: VOYA) announced today that it has priced a private placement of $750 million principal amount of 5.65% Fixed-to-Floating Rate Junior Subordinated Notes due 2053 (the “Notes”). The Notes will bear interest at a fixed rate of 5.65% until May 15, 2023, and thereafter will bear interest at a floating rate equal to three-month LIBOR plus 3.58%. The offering is subject to customary closing conditions and is expected to close on May 16, 2013.

The notes will be guaranteed on an unsecured, junior subordinated basis by Lion Connecticut Holdings Inc. (“Lion Holdings”), a subsidiary of ING U.S., Inc.

ING U.S. intends to use the proceeds for the repayment of all amounts currently outstanding on an existing term loan agreement under a syndicated bank facility entered into in April 2012 and the partial repayment of amounts owed to ING Verzekeringen N.V. (“ING V”), a subsidiary of ING Groep N.V.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell, nor a solicitation of an offer to buy, the Notes or any other securities, and shall not constitute an offer to sell, or a solicitation of an offer to buy, or a sale of, the Notes, or any other securities, in any jurisdiction in which such offer, solicitation or sale is unlawful.

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Press inquiries:	Investor Inquiries:
Dana E. Ripley	Darin Arita
ING U.S.	ING U.S.
Office: 212.309.8444	Office: 212.309.8999
dana.ripley@us.ing.com	IR@us.ing.com